Policy Center	Insider Trading Policy	Owner: Deputy General Counsel, Corporate and Assistant Corporate Secretary
Date Revised: January 7, 2025		Approver: General Counsel

I.STATEMENT OF POLICY

This Policy applies to all employees, officers and directors (collectively “Covered Persons”) of Phillips 66 and its subsidiaries (collectively, “Phillips”) as well as their Family Members and Controlled Entities (as defined in Section II) with respect to trading in securities of Phillips 66. All such securities are referred to in this Policy as “Covered Securities.” Phillips may also determine that other individuals, such as contractors or consultants who have access to material non-public information about Phillips, should be subject to this Policy.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material non-public information from disclosing this information to others or recommending the purchase or sale of a company’s securities to others who may trade, whether or not the material information underlying the recommendation is actually disclosed (commonly referred to as “tipping”).

Each person subject to this Policy is responsible for understanding and complying with this Policy. It is important that each Covered Person understand the breadth of activities that may constitute illegal insider trading and the consequences. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, trading involving only a small number of shares, and trading by an employee in securities of another company based on material non-public information he received about his employer. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided. Violations of the insider trading laws can result in severe civil and criminal sanctions. Under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million, and civil fines of up to three times the profit gained or loss avoided.

Failure to comply with this Policy may also subject a Covered Person to disciplinary action by Phillips, up to and including termination of employment, whether or not the failure to comply with this Policy results in a violation of law.
II.SCOPE

This Policy applies to all Covered Persons. The same restrictions that apply to Covered Persons also apply to:

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•family members who reside with any Covered Person, anyone else who lives in a Covered Person’s household, or any family members who do not live in a Covered Person’s household but whose transactions in Covered Securities are directed by such Covered Person or are subject to such Covered Person’s influence or control, such as parents or children who consult with a Covered Person before they trade in Covered Securities (collectively referred to as “Family Members”); and

•entities that a Covered Person or a Family Member control, such as partnerships, corporations and other business entities and trusts for which a Covered Person or a Family Member are the trustee or have a beneficial interest (collectively referred to as “Controlled Entities”).

Each Covered Person is ultimately responsible for making sure that any transaction in Covered Securities by any Family Member or Controlled Entity complies with this Policy. Therefore, each Covered Person should make their Family Members aware of the need to confer with such Covered Person before they trade in Covered Securities, and each Covered Person should treat all such transactions and transactions by any Controlled Entities for the purposes of this Policy and applicable securities laws as if the transactions were for their own account.

III.REQUIREMENTS APPLICABLE TO EVERYONE

A.No trading in Covered Securities while aware of material non-public information

Covered Persons are prohibited from engaging in transactions in Covered Securities while aware of material non-public information about Phillips. It makes no difference whether a Covered Person relied upon material non-public information in deciding to trade – if they are aware of material non-public information about Phillips, the prohibition applies. Additionally, in the normal course of business, Covered Persons may become aware of material, non-public information about a company with which Phillips does business, such as customers or suppliers of Phillips. Covered Persons must not trade in, take advantage of, or pass information about that company’s securities until the information becomes public or is no longer material.

(1)Definition of Material Non-Public Information

(i)Material Information

Information is “material” if a reasonable investor would consider it important in deciding to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security should be considered material. The information may be positive or negative.
Common examples of information that may be material include:

•annual or quarterly financial results for the entire company or a business segment (or even monthly results under certain circumstances, particularly when they would indicate a material departure from market expectations);

•a change in earnings projections;
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•unexpected or unusual gains or losses in major operations;

•negotiations and agreements regarding acquisitions or divestitures;

•significant changes in prices, customers or suppliers;

•an increase or decrease in dividends or a new or upsized share repurchase program;

•major developments in litigation or regulatory matters;

•significant management changes;

•change in auditors or notification that the auditor’s reports may no longer be relied upon;

•the interruption of operations or other aspects of a company’s business as a result of an accident, fire, natural disaster, breakdown of labor negotiations, or similar circumstances; and

•significant cybersecurity incidents.

It is not possible to define all categories of material information, and Covered Persons should recognize that hindsight is used in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt. Questions regarding specific events should be directed to the Legal Department.

(ii)Non-public information

Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within Phillips. Information is considered available to the public two full trading days after it has been released to the marketplace by a method (or combination of methods) of disclosure reasonably designed to provide broad, non-exclusionary distribution of the information to the public, such as: (1) a press release distributed through a widely disseminated news or wire service, (2) a widely disseminated statement from a senior officer or (3) an SEC filing.

(2)Securities and Transactions Covered by this Policy

The prohibition on engaging in transactions while aware of material non-public information covers virtually all transactions in Covered Securities, including Phillips 66 common stock, options to purchase Phillips 66 common stock, Phillips debt securities, or any other type of securities that Phillips may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Phillips, such as exchange-traded put or call options or swaps relating to Phillips securities.

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Transactions in Covered Securities include purchases, sales, pledges, hedges, loans and gifts of Covered Securities, as well as other direct or indirect transfers of Covered Securities. Special rules may apply to certain of these transactions, which are addressed in more detail below.

Additionally, certain types of transactions are always prohibited by this Policy, regardless of whether a Covered Person is aware of any material non-public information.
(3)Application of Policy to Specific Transactions

Information regarding some of the most common transactions in Covered Securities is provided below. The information covers whether the transaction is prohibited while a Covered Person is aware of material non-public information. An overview of the restrictions that apply to different transactions can be found in the Appendix A, “Summary of Trading Restrictions on Covered Securities.”

(i)Stock Option Exercises

The prohibition does apply to sales of stock acquired upon exercise of a stock option and broker- assisted cashless exercises of options, as well as to any other market sales to generate the cash needed to cover the costs of exercise, including tax withholdings.

The prohibition does not apply to the exercise of stock options if the exercise price is paid in cash or through Phillips withholding a portion of the shares underlying the options. Similarly, Phillips may withhold underlying shares to satisfy tax withholding requirements.

(ii)Vesting of Restricted Stock and Vesting/Settlement of Restricted Stock Units

The prohibition does not apply to the vesting, settlement or automatic withholding of shares by Phillips from a Covered Person’s restricted stock account to satisfy tax withholdings upon the vesting or settlement of restricted stock or restricted stock units.

The prohibition does apply to any open market sale of shares, including to satisfy tax liabilities.

(iii)401(k) Savings Plans

The prohibition does not apply to regular contributions allocated to the purchase of any Covered Securities in the Phillips Savings Plan or other company 401(k) plans (each such plan, a “Savings Plan”); provided, the election to invest in Covered Securities must be made at a time when the Covered Person was not aware of material non-public information.

The prohibition does apply to the transfer of account balances into or out of Covered Securities through a Savings Plan; taking out a loan from a Savings Plan that decreases the balance of a Covered Person’s Covered Securities; an election to pre-pay a loan from a Savings Plan if the pre-payment will result in allocation of loan proceeds to the purchase of Covered Securities in a Savings Plan; and any increases or decreases in the amount of contributions allocated to the purchase of Covered Securities.

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(iv)Dividend Reinvestments

The prohibition does not apply to purchases of Phillips securities through reinvestment of dividends into Phillips securities under the Phillips 66 Direct Stock Purchase and Dividend Reinvestment Plan or through dividend reinvestment features of other plans; provided, the election to reinvest must be made at a time when the Covered Person were not aware of material non-public information.

The prohibition does apply to increases or decreases in the amount of dividends reinvested under the plan. The prohibition also applies to any sales of any Phillips securities purchased pursuant to the plan.

(v)Direct Stock Purchase Plan

The prohibition does apply to purchases or sales of Phillips securities through the Phillips 66 Direct Stock Purchase and Dividend Reinvestment Plan.

(vi)Gifts

The prohibition does apply to gifts of Covered Securities, including bona fide gifts, donations to charities and non-profit organizations and gifts to related persons.

(vii)Mutual Funds

The prohibition does not apply to transactions in mutual funds that are invested in Covered Securities as long as (1) the Covered Person or their Family Members or a Controlled Entity does not control the investment decisions on individual stocks within the fund or portfolio and (2) Covered Securities do not represent a substantial portion of the assets of the fund or portfolio.

(viii)Certain Transfers

The prohibition does not apply to transfers to an entity that do not involve a change in a Covered Person’s beneficial ownership of the Covered Securities (for example, transferring shares from one brokerage account to another brokerage that is controlled by a Covered Person).

(4)Transactions Prohibited by this Policy Regardless of Whether A Covered Person Is Aware of Material Non-Public Information

Certain transactions can create the appearance of impropriety, even if the person engaging in the transaction is not aware of any material non-public information. Generally, these are transactions that separate the risks and rewards of ownership, transactions that are speculative in nature, and transactions that result in a loss of control over the timing of execution of the purchase or sale.
As a result, this Policy always prohibits certain transactions, as detailed below.

(i)No short sales of Covered Securities

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Covered Persons may not engage in short sales of Covered Securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities.

(ii)No trading in derivatives of Covered Securities

Covered Persons may not trade in third-party derivatives of a Covered Security, such as exchange-traded put or call options and forward transactions.

(iii)No hedging transactions

Covered Persons are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of Covered Securities or limit the Covered Person’s ability to profit from an increase in the market value of Covered Securities.

(iv)No margin accounts or pledges

Covered Persons are prohibited from holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan.

(5)Additional Information and General Guidance

(i)Event-specific blackout periods may apply

Although each Covered Person is always responsible for monitoring whether they are aware of material non-public information, from time to time Phillips may impose special trading restrictions.

These event-specific blackout periods will normally be limited to those individuals who are aware of specific information that Phillips determines may be considered material non-public information, for example, a potential acquisition or divestiture. If a Covered Person is subject to the blackout, they may not trade in Covered Securities until notified that the blackout has ended.

The General Counsel will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If a Covered Person is covered by the event-specific blackout, they will be notified by the Legal Department. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.

(ii)Frequent trading of Covered Securities is strongly discouraged

Frequent trading of Covered Securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information. Covered Persons are strongly discouraged from trading in Covered Securities for short-term trading profits.

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(iii)Limited use of standing orders

Standing orders in Covered Securities should be used only for a short duration and must be placed while a Covered Person is not aware of material non-public information. A standing order placed with a broker to sell or purchase stock at a specified price leaves the Covered Person with no control over the timing of the transaction, and a standing order transaction executed by the broker when a Covered Person is aware of material non-public information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan (described below) is permitted.

(iv)Trading plans satisfying the requirements of SEC Rule 10b5-1

Rule 10b5-1 provides an affirmative defense to illegal insider trading charges. The affirmative defense is available when a person, while not aware of material non-public information, enters into a written plan for trading securities (a “10b5-1 plan”). The 10b5-1 plan must meet certain requirements of specificity as to amount, price and timing of the trades. The plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules. There are restrictions on the ability to amend, terminate and/or modify an existing 10b5-1 plan and certain public disclosure requirements regarding 10b5-1 plans apply to directors and executive officers. Where a valid 10b5-1 plan has been established, trades executed by the broker as specified by the plan do not violate the securities laws or this Policy even if the individual is aware of material non-public information about Phillips or the Covered Securities at the time the trades are executed. The compliance of any 10b5-1 plan with the applicable SEC rules is the responsibility of the person entering into such plan. See “Requirements applicable to 10b5-1 trading plans,” for further details.

B.Non-public information must be kept confidential

Covered Persons should avoid communicating non-public information about Phillips to any person (including Family Members, friends and co-workers) unless the person has a need to know the information for business-related reasons. This applies without regard to the materiality of the information. Covered Persons should be discreet with non-public information, refrain from posting non-public information on social media, or discussing it in public places where it can be overheard, such as elevators and other public spaces in company offices, restaurants, taxis and airplanes. Likewise, Covered Persons should take care to protect sensitive information from access by unauthorized persons, for example by allowing sensitive information displayed on a laptop computer to be viewed by someone sitting next to them on an airplane.

To avoid even the appearance of impropriety, Covered Persons should refrain from providing advice or making recommendations regarding the purchase or sale of Covered Securities. If a Covered Person communicates material non-public information that someone else uses to trade in Covered Securities, such Covered person can be held liable for civil and criminal penalties as a result of the other person’s trading. This applies even though the Covered Person did not trade and did not financially benefit from the other person’s trading.

C.Post-employment transactions subject to this Policy
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If an individual is aware of material non-public information when his or her service or employment terminates, that individual may not trade in Covered Securities until that information has become public or is no longer material. This Policy will continue to apply to Restricted Persons (as defined below) after the Restricted Person has separated from service until the later of (i) the first trading day after any material non-public information known to the Restricted Person has become public or is no longer material; or (ii) the expiration of any blackout period pending at the time of the separation of the Restricted Person.

IV.ADDITIONAL REQUIREMENTS APPLICABLE TO RESTRICTED PERSONS & PRE-CLEARANCE PERSONS

“Restricted Persons” are those who are at an enhanced risk of possessing inside information and who therefore must exercise greater diligence to comply with insider trading prohibitions. This group includes all members of the Board of Directors and executive officers of Phillips 66, as well as certain other persons in roles that make it likely they will regularly have access to material non-public information, and their Family Members and Controlled Entities. This list is updated periodically by the Legal Department, and Covered Persons will be notified if they are considered a Restricted Person under this Policy.

A subset of Restricted Persons is subject to the pre-clearance procedures set forth in this Policy. These “Pre-Clearance Persons” include all members of the Board of Directors and executive officers of Phillips 66, as well as certain other senior employees designated by Phillips as subject to Phillips’ pre-clearance procedures, and their Family Members and Controlled Entities. This list is updated periodically by the Legal Department, and Covered Persons will be notified if they are considered a Pre-Clearance Person under this Policy.

A.Trading during quarterly blackout periods is prohibited

Except as otherwise provided in this Policy, no Restricted Person may trade in Covered Securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information.

A quarterly blackout period is in effect starting on the tenth day before the end of each fiscal quarter (December 21, March 21, June 20 and September 20) and ending when two full trading days have passed following the public announcement of Phillips’ quarterly financial results. For example, assuming the trading markets are open each day, the following indicates when the information would be considered public after Phillips announces earnings:

Announcement on Tuesday        First Day of Trading
Before market opens             Thursday
While market is open            Friday
After market closes             Friday

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Notwithstanding the above, certain transactions are not prohibited during a quarterly blackout period, including transactions outlined in Section III(A)(3) of this Policy to which the prohibition against transacting while in possession of material non-public information does not apply and to trades pursuant to a valid pre-existing 10b5-1 plan. These exceptions are also outlined in Appendix A, “Summary of Trading Restrictions on Covered Securities.” Restricted Persons should consult with the Legal Department for any questions.

B.Pre-Clearance Persons must obtain pre-clearance before trading in Covered Securities

Pre-Clearance Persons must obtain pre-clearance from the Legal Department before engaging in any transaction involving Covered Securities. Requests for pre-clearance should be made at least two business days in advance of the proposed transaction. It is extremely important that Pre-Clearance Persons comply with the pre-clearance procedures to allow sufficient time to review transactions and, if applicable, to allow sufficient time to prepare any SEC filings required for the transaction.

Pre-Clearance Persons may seek pre-clearance of a transaction by contacting the Legal Department. Such Pre-Clearance Persons should provide information regarding the type of transaction intended. Additionally, Pre-Clearance Persons requesting pre-clearance will be required to represent that they are not in possession of any material non-public information concerning Phillips before clearance will be granted. Questions or concerns regarding the possession of possibly material non-public information should be directed to the Legal Department.

Phillips is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this Policy. The fact that an intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person.

If a request for pre-clearance is approved, the transaction should be affected within four business days (or, if sooner, prior to the commencement of a quarterly or event-specific blackout period). Under no circumstance may a person trade while aware of material non-public information about Phillips, even if pre-cleared. Thus, if a Pre-Clearance Person becomes aware of material non-public information after receiving pre-clearance, but before the trade has been executed, they must not affect the pre-cleared transaction.

Phillips’ approval of any particular transaction under this pre-clearance procedure does not insulate any Pre-Clearance Person from liability under the securities laws. Under the law, the responsibility for determining whether an individual is aware of material non-public information about Phillips rests with that individual in all cases.

C.Requirements applicable to 10b5-1 trading plans

Directors, officers, and employees, including Restricted Persons, may enter into 10b5-1 plans, in which case restrictions on trading otherwise applicable under this Policy will not apply to the extent transactions are executed in compliance with the 10b5-1 plan and applicable law. Under
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this Policy, the adoption, amendment or termination of a 10b5-1 plan must meet the requirements set forth in Appendix B, “Guidelines for Rule 10b5-1 Plans.”

In the case of pre-clearance for a 10b5-1 plan, the 10b5-1 plan must be executed within four business days (or, if sooner, prior to commencement of a quarterly or event-specific blackout period). Note that special requirements and pre-clearance procedures apply to modifications and terminations of 10b5-1 plans. Please consult Appendix B, “Guidelines for Rule 10b5-1 Plans,” for details.

Phillips is under no obligation to approve a 10b5-1 plan submitted for pre-clearance and may determine not to permit entry into a 10b5-1 plan, even if it would not violate the federal securities laws or a specific provision of this Policy. The fact that entry into a plan has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person. Under no circumstance may a person initiate a 10b5-1 plan while aware of material non-public information about Phillips, even if pre-cleared. Thus, if a Covered Person becomes aware of material non-public information after receiving pre-clearance, but before the 10b5-1 plan has been initiated, they must not initiate the pre-cleared 10b5-1 plan.
Because the SEC rules on trading plans are complex, Covered Persons should consult with their own legal and financial advisors and be sure they fully understand the limitations and conditions of the rules before establishing a 10b5-1 plan.

V.COMPANY TRANSACTIONS

From time to time, Phillips may engage in transactions in its own securities. It is Phillips’ policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee thereof, if required) when engaging in transactions in Covered Securities.

VI.LEGAL DEPARTMENT CONTACTS

Any questions about this Policy, its application to a proposed transaction, the requirements of applicable laws or requests for pre-clearance should be directed to:

•*********, by email at ********* or by phone at (***) ***-****;

•*********, by email to ********* or by phone at (***) ***-****; or

•*********, by email to *********.

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Appendix A: Summary of Trading Restrictions on Covered Securities

The following outline is a summary of trading restrictions that apply to transactions in Covered Securities: (1) at any time a Covered Person is in possession of material non-public information about Phillips and (2) during blackout periods for Restricted Persons. Note that Pre-Clearance Persons always have to pre-clear transactions as detailed in Section IV.B of the Policy.

Transaction Description	Trading Restrictions
1. Purchase or Sale of Covered Securities in Market Transactions	Prohibited
2.Transactions in benefit plans (e.g., Phillips 66 Savings Plans, both Thrift and Success Share Features)

•Regular monthly contributions

•Changes in monthly investment allocations to increase or reduce purchases of Phillips 66 stock

•Sale of Phillips 66 stock to buy another investment asset

•Sale of another investment asset to buy Covered Securities

•Taking out a loan from the plan that results in a decrease in the balance of company stock in an investment account

•An election to pre-pay a loan from the Savings Plan if the pre-payment will result in allocation of loan proceeds to the purchase of Phillips securities in the Savings Plan
Permitted*
Prohibited
Prohibited
Prohibited
Prohibited
Prohibited
3.Dividend Reinvestments •Phillips 66 Direct Stock Purchase and Dividend Reinvestment Plan	Permitted*
•Company share-based compensation plans	Permitted*
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4.Exercises of Company-issued stock options

•Paying exercise price and taxes in cash with no market sale of shares issued, or through Phillips withholding a portion of the shares underlying the options

•Broker’s cashless exercise procedure with full or partial sale of shares issued to pay exercise price and taxes
Permitted
Prohibited
•Any other contemporaneous sale of shares issued in connection with the exercise of a stock option during a restriction period	Prohibited
5.Purchase or sale of non-Company-issued options and other derivative securities related to Covered Securities

•Exchange-traded put and call options

•Purchasing, selling, or writing over-the-counter options

•Purchasing or selling other derivative securities
Always Prohibited
Always Prohibited
Always Prohibited
6. Engaging in short sales	Always Prohibited
7. Pledging Phillips securities as collateral for a loan or using Covered Securities as collateral in a margin account	Always Prohibited
8. Purchases and sales of Covered Securities under a valid 10b5-1 plan	Permitted**
9. Gifts	Prohibited

________________________________
* Note: Permitted only if authorized other than during a blackout period and at a time when not aware of material non-public information about Phillips.
** Note: Subject to restrictions and pre-clearance set forth in Appendix B.

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Appendix B: Guidelines for Rule 10b5-1 Plans
Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Policy must enter into a Rule 10b5-1 trading plan for transactions in Covered Securities that meets certain conditions specified in the rule (referred to here and in this Policy as a “10b5-1 plan”).
As such, Phillips permits its directors, officers and employees (collectively, “Covered Persons”) as well as such persons’ Family Members and Controlled Entities to enter into 10b5-1 plans and has adopted the following guidelines regarding the adoption, modification and termination of any such 10b5-1 plans. All references in these guidelines to Covered Persons should be read to include Family Members and Controlled Entities. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Legal Department will interpret and administer these guidelines for compliance with the Policy and the requirements below. No personal legal or financial advice is being provided by the Legal Department regarding any 10b5-1 plan or proposed trades. Covered Persons remain ultimately responsible for ensuring that their 10b5-1 plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Covered Persons consult with their own attorney, broker, or other advisors about any contemplated 10b5-1 plan. If a Covered Person is a director or Section 16 officer (as defined below), Phillips is required to disclose certain terms of that Covered Person’s 10b5-1 plan in its quarterly report on Form 10-Q for the quarter in which the 10b5-1 plan is adopted, terminated or modified (as described below).
1.Pre-Clearance Requirement. The 10b5-1 plan must be reviewed and pre-approved in advance by the Legal Department prior to entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.
2.Time of Adoption. Subject to the pre-clearance requirements described above, the 10b5-1 plan must be adopted at a time when:
•the Covered Person is not aware of any material non-public information; and
•a blackout period is not in effect (for anyone subject to blackout periods).
3.Plan Instructions. Any 10b5-1 plan adopted by a Covered Person must be in writing, signed and either:

•specify the amount, price and date of the sales (or purchases) of Covered Securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) Covered Securities, the quantity to sell (or purchase) and the price; or
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•delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about Phillips or the Covered Securities.
Once adopted, a Covered Person may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted 10b5-1 plan.
4.No Hedging. A Covered Person must not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 plan and must agree not to enter into any such transaction while the 10b5-1 plan is in effect.
5.Good Faith Requirements. A Covered Person must enter into the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. A Covered Person must act in good faith with respect to the 10b5-1 plan for the entirety of its duration.
6.Certifications for Directors and Officers. If a Covered Person is a director or officer, as defined in Rule 16a-1(f) under the Exchange Act (“Section 16 officer”), the 10b5-1 plan must include the following certifications: (1) the Covered Person is not aware of any material non-public information about Phillips or Phillips securities; and (2) the Covered Person is adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.
7.Cooling Off Periods. The first trade under the 10b5-1 plan may not occur until the expiration of a cooling-off period as follows:
•If a Covered Person is a director or Section 16 officer, the later of (a) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 plan was adopted and (b) 90 calendar days after adoption of the 10b5-1 plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•If a Covered Person is not a director or Section 16 officer, 30 days after adoption of the 10b5-1 plan.
8.No Overlapping 10b5-1 Plans. No more than one 10b5-1 plan can be effecting trades at a time. Notwithstanding the foregoing, two separate 10b5-1 plans can be in effect at the same time (but not trading at the same time) so long as the later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating the earlier-commencing plan after entering into the later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. For additional information about terminations, refer to Section 10. Please consult the Legal Department with any questions regarding overlapping plans.
9.Single Transaction Plans. Covered Persons may not enter into more than one 10b5-1 plan designed to effect the open-market purchase or sale of the total amount of securities as a
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single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications, Amendments and Terminations.
•Modifications, amendments and terminations of an existing 10b5-1 plan are strongly discouraged due to legal risks and can affect the validity and availability of the Rule 10b5-1 affirmative defense on trades that have taken place under the plan prior to such modification, amendment or termination. Under Rule 10b5-1 and these guidelines, any modification or amendment to the amount, price, or timing of the purchase or sale of the securities underlying the 10b5-1 plan will be deemed to be a termination of the current 10b5-1 plan and creation of a new 10b5-1 plan.
•Any modification, amendment or termination of an existing 10b5-1 plan must be reviewed and approved in advance by the Legal Department in accordance with the pre-clearance procedures set forth in the Policy and Section 1 of these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 10 of these guidelines regarding the adoption of a new 10b5-1 plan. Except in limited circumstances, the modification, amendment or termination of a 10b5-1 plan will not be approved unless:
i.the modification, amendment or termination is conducted at a time when the Covered Person is not aware of material non-public information; and
ii.a blackout period is not in effect (for anyone subject to blackout periods).

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